500 Dallas, Suite 2500
Houston, TX 77002         FOR IMMEDIATE RELEASE
                                             Contact: Ross A. Benavides
                                                      Chief Financial Officer
                                                      (713) 860-2528


               GENESIS ENERGY, L.P. REPORTS SECOND QUARTER RESULTS


         August 3, 2004 - Genesis Energy, L.P. (AMEX:GEL) announced today that its net income for the second quarter of 2004 was $1,099,000, or $0.12 per unit. Included in this income was a non-cash credit of $512,000 related to the change in the Partnership's unit price during the quarter impacting its accounting for its long-term incentive compensation plan.

         "Results for the second quarter were solid," said Mark Gorman, President and CEO. "We generated Available Cash before reserves during the quarter of $1,945,000 or $0.20 per unit, which exceeded our distribution of $0.15 per unit for the quarter. Our crude oil pipeline and CO2 wholesale distribution segments performed very well during the quarter."

         Financial Results

         Genesis generated income for the second quarter of 2004 of $1.1 million, or $0.12 per unit, compared to second quarter 2003 earnings of $1.9 million, or $0.21 per unit. Genesis generated income from continuing operations of $1.2 million, or $0.12 per unit, for the 2004 period and income from continuing operations of $0.7 million, or $0.08, per unit for the 2003 quarter. Loss from discontinued operations for the 2004 period was $0.1 million. Income from discontinued operations for the comparable period of 2003 was $1.1 million, or $0.13 per unit.

         For the six month period, Genesis generated income for 2004 of $0.1 million, or $0.01 per unit, with $0.4 million of income, or $0.04 per unit from continuing operations and a loss of $0.3 million, or $0.03 per unit from discontinued operations. In the comparable period in 2003, income was $2.8 million, with $1.1 million, or $0.12 per unit from continuing operations and $1.7 million, or $0.19 per unit, from discontinued operations.

        The following table presents selected financial information by segment for the three month and six month reporting periods for continuing operations:


                                      Crude Oil
                                 -----------------------
                                 Gathering and                  CO2
                                    Marketing    Pipeline    Marketing   Total
                                                 (in thousands)
Three Months Ended June 30, 2004
Revenues:
External customers                   $225,872   $   3,206     $ 2,149  $231,227
Intersegment                                -         880           -       880
                                     --------   ---------     -------  --------
Total revenues of reportable
 segments                            $225,872   $   4,086     $ 2,149  $232,107
                                     ========   =========     =======  ========
Segment margin excluding
 depreciation and amortization (a)   $  1,944   $   1,657     $ 1,461  $  5,062
Capital expenditures                 $     24   $   1,055     $     -  $  1,079
Maintenance capital
 expenditures                        $     24   $     231     $     -  $    255

Three Months Ended June 30, 2003
Revenues:
External customers                   $143,149   $   2,472     $     -  $145,621
Intersegment                                -       1,049           -     1,049
                                     --------   ---------     -------  --------
Total revenues of reportable
 segments                            $143,149   $   3,521     $     -  $146,670
                                     ========   =========     =======  ========
Segment margin excluding
 depreciation and amortization (a)   $  3,067   $  1,194      $     -  $  4,261
Capital expenditures                 $    186   $    565      $     -  $    751
Maintenance capital
 expenditures                        $    186   $    565      $     -  $    751

Six Months Ended June 30, 2004
Revenues:
External customers                   $418,868   $  6,469      $ 3,980  $429,317
Intersegment                                -      1,702            -     1,702
                                     --------   --------      -------  --------
Total revenues of reportable
segments                             $418,868   $  8,171      $ 3,980  $431,019
                                     ========   ========      =======  ========
Segment margin excluding
 depreciation and amortization (a)   $  2,950   $  3,510      $ 2,701  $  9,161
Capital expenditures                 $     75   $  1,404      $     -  $  1,479
Maintenance capital
 expenditures                        $     75   $    335      $     -  $    410

Six Months Ended June 30, 2003
Revenues:
External customers                   $314,842   $  5,683      $     -  $320,525
Intersegment                                -      1,827            -     1,827
                                     --------   --------      -------  --------
Total revenues of reportable
 segments                            $314,842   $  7,510      $     -  $322,352
                                     ========   ========      =======  ========
Segment margin excluding
 depreciation and amortization (a)   $  5,857   $  2,705      $     -  $  8,562
Capital expenditures                 $    322   $  1,377      $     -  $  1,699
Maintenance capital
 expenditures                        $    322   $  1,377      $     -  $  1,699


(a) Segment margin was calculated as revenues less cost of sales and operating expenses. A reconciliation of segment margin (a non-GAAP measure) to income from continuing operations is presented for periods presented in the tables at the end of this release.

        Segment margin from continuing crude oil gathering and marketing activities was $1.9 million for the 2004 second quarter, a decrease of $1.1 million from the 2003 period. In the latter half of 2003, Genesis changed many of its contracts to reduce its exposure to variances in P-Plus. This change combined with competitive pressures to purchase volumes at the wellhead reduced crude oil gathering and marketing segment margin. Additionally, Genesis earned $0.2 million in the 2003 period from the reduction in inventory volumes in a rising price market that did not recur in the 2004 quarter. An increase of $0.5 million in field costs also reduced segment margin in 2004.

        For the six month periods, segment margin from crude oil gathering and marketing decreased $2.9 million in 2004 as compared to the prior period. During the first half of 2003, Genesis decreased its inventory volumes as market prices were rising, producing approximately $1.0 million of income that did not recur in the first half of 2004. Additionally, in the first half of 2003, Genesis benefited from price volatility in P-Plus as P-Plus prices increased. In the latter half of 2003 as P-Plus declined, many of contract arrangements were changed to reduce exposure to price volatility. Therefore the Partnership did not benefit as P-Plus rose in the first few months of 2004. Also contributing to the reduced segment margin in the first half of 2004 was an increase in field costs of $0.7 million.

        Crude oil pipeline segment margin from continuing operations was $1.7 million for the second quarter of 2004 as compared to $1.2 million for the 2003 period. Higher tariffs combined with sales of pipeline measurement gain volumes at higher crude oil prices were the primary reasons for the increase in segment margin. Pipeline operating costs rose slightly in the 2004 period.

        Segment margin from our crude oil pipeline operations increased $0.8 million between the six month periods for the same reasons noted above.

        Segment margin from CO2 wholesale distribution activities in the 2004 three and six month periods was $1.5 million and $2.7 million, respectively. Genesis entered this business in November 2003.

         General and administrative expenses decreased by $0.3 million during the 2004 second quarter as compared to the 2003 period. During the quarter, Genesis recorded a $0.5 million credit to account for its employee stock appreciation rights program that was implemented in 2003. This credit resulted from a decrease in Genesis' unit price from $12.45 at the beginning of the second quarter to $11.25 at the end of the quarter. Partially offsetting this credit was an increase in professional services for assistance in documenting and assessing the Partnership's internal controls as required by the Sarbanes-Oxley Act.

        For the six month periods, general and administrative expenses increased $0.6 million in 2004's first half, which includes a charge of $0.6 million related to the stock appreciation rights plan. In the first quarter the Partnership recorded a charge as its unit price increased from $9.80 to $12.45, then reduced this charge by the credit recorded in the second quarter. While we incurred costs of $0.5 million for the internal control project, these charges were completely offset by reductions in legal fees and the accrual under our bonus plan.

         Interest costs were $0.2 million less in the 2004 six month period because the comparable period in 2003 included a charge for unamortized deferred costs related to a credit facility that was replaced in March 2003.

        The $0.3 million loss from discontinued operations in the 2004 six month period was due to costs to dismantle and dispose of abandoned assets. The operations that were disposed of in the fourth quarter of 2003 generated income of $1.6 million during the first half of 2003.

         Genesis paid a distribution of $0.15 per unit for the first quarter of 2004 in May 2004, and will pay a distribution of $0.15 per unit for the second quarter of 2004 in August 2004. Genesis generated Available Cash before reserves (a non-GAAP measure) of $1.9 million during the second quarter of 2004 and $3.4 million during the first six months of 2004. (Please see the accompanying schedules for a reconciliation of Available Cash, a non-GAAP measure, to net cash flow provided by operations, the GAAP measure.)

         Available Cash

         Several adjustments to net income are required to calculate Available Cash. The calculation of Available Cash before reserves for the quarter ended June 30, 2004 is as follows:

   Net income                                         $       1,099,000
   Depreciation and amortization expense                      1,627,000
   Non-cash credit for incentive compensation
        plan                                                   (512,000)
   Other non-cash items                                         (14,000)
   Maintenance capital expenditures                            (255,000)
                                                      -----------------
   Available Cash before reserves                     $       1,945,000
                                                      =================

         Available Cash (a non-GAAP liquidity measure) has been reconciled to cash flow from operating activities (the GAAP measure) for the three and six months ended June 30, 2004 in the financial tables below.

         Outlook

         The Partnership's continuing gathering and marketing business remains volatile. We continue to take steps to improve the performance of this segment, but we expect sustained improvement to remain challenging. Genesis expects pipeline segment margin from continuing operations for 2004 to be better than 2003 levels. Genesis owned its newly purchased wholesale CO2 marketing operations for two months in 2003. Segment margin from these activities in 2004 is expected to be more than the annualized 2003 amount due to seasonality. Genesis expects general and administrative expenses to be higher in 2004 than in 2003, and expects 2004 projected maintenance capital expenditures to be less than half of the amounts expended during 2003.

        Genesis' earnings are likely to be impacted in future periods from volatility in its unit price and the effect of that volatility on the accounting for the stock appreciation rights plan. This non-cash expense is not expected to have an adverse impact on the Partnership's ability to make or increase distributions to its Unitholders.

         Based on the foregoing, Genesis continues to expect to be able to sustain its regular quarterly distribution of $0.15 per unit for 2004. We expect to be able to increase our distribution during 2005. However, our ability to restore the distribution to the targeted minimum distribution amount of $0.20 per unit may depend in part on our success in developing and executing capital projects and making accretive acquisitions.

         Earnings Conference Call

         Genesis Energy, L.P. will broadcast its Earnings Conference Call on Tuesday, August 3, 2004, at 10:00 a.m. Central time. This call can be accessed at www.genesiscrudeoil.com. Choose the Investor Relations button. Listeners should go to this website at least fifteen minutes before this event to download and install any necessary audio software. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 60 days. There is no charge to access the event.

         Genesis Energy, L.P. operates crude oil common carrier pipelines and is an independent gatherer and marketer of crude oil in North America, with operations concentrated in Texas, Louisiana, Alabama, Florida, and Mississippi. Genesis Energy, L.P. also operates a wholesale CO2 marketing business.

         This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Genesis believes that its expectations are based upon reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward looking statements herein include the timing and extent of changes in commodity prices for oil, ability to obtain adequate credit facilities, environmental risks, government regulation, the ability of the Partnership to meet its stated business goals and other risks noted from time to time in the Partnership's Securities and Exchange Commission filings. Actual results may vary materially.

                               (tables to follow)

                              Genesis Energy, L.P.
            Summary Consolidated Statements of Operations - Unaudited
               (in thousands except per unit amounts and volumes)



                                        Three Months Ended   Three Months Ended
                                           June 30, 2004        June 30, 2003
                                           -------------        -------------

Revenues                                 $      232,107        $     146,670
Cost of sales                                   227,063              142,409
General & administrative expenses                 2,022                2,359
Depreciation and amortization expense             1,627                  998
Change in fair value of derivatives                 (18)                   -
Gains from disposals of surplus assets              (75)                  (3)
                                         --------------        -------------
    OPERATING INCOME                              1,488                  907
Interest and other, net                            (328)                (158)
                                         --------------        -------------
Income from continuing operations                 1,160                  749
(Loss) income from discontinued
  operations                                        (61)               1,141
                                         --------------        -------------
NET INCOME                               $        1,099        $       1,890
                                         ==============        =============

NET INCOME PER COMMON UNIT - BASIC
 AND DILUTED
    Continuing operations                $         0.12        $        0.08
    Discontinued operations                        0.00                 0.13
                                         --------------        -------------
Net Income Per Common Unit - Basic
 and Diluted                             $         0.12        $        0.21
                                         ==============        =============

Continuing Operations Volumes:
Crude oil wellhead barrels per day               49,128               42,701
Total gathering and marketing barrels
    per day                                      65,164               53,697
Crude oil pipeline barrels per day               67,156               67,706
CO2 marketing Mcf per day                        45,480                    -

                              Genesis Energy, L.P.
            Summary Consolidated Statements of Operations - Unaudited
               (in thousands except per unit amounts and volumes)



                                        Six Months Ended       Six Months Ended
                                         June 30, 2004          June 30, 2003
                                         -------------          -------------

Revenues                                 $      431,019         $     322,352
Cost of sales                                   421,876               313,790
General & administrative expenses                 5,186                 4,636
Depreciation and amortization expense             3,174                 2,142
Change in fair value of derivatives                 (18)                    -
Gains from disposals of surplus assets              (75)                  (47)
                                        ---------------         -------------
    OPERATING INCOME                                876                 1,831
Interest and other, net                            (498)                 (700)
                                         --------------         -------------
Income from continuing operations                   378                 1,131
(Loss) income from discontinued operations         (284)                1,638
                                         --------------         -------------
NET INCOME                               $           94         $       2,769
                                         ==============         =============

NET INCOME (LOSS) PER COMMON UNIT - BASIC
 AND DILUTED
    Continuing operations                $         0.04         $        0.12
    Discontinued operations                       (0.03)                 0.19
                                         --------------         -------------
Net Income Per Common Unit - Basic
 and Diluted                             $         0.01         $        0.31
                                         ==============         =============

Continuing Operations Volumes:
Crude oil wellhead barrels per day               48,787                44,276
Total gathering and marketing barrels per day    62,877                54,998
Crude oil pipeline barrels per day               67,869                67,717
CO2 marketing Mcf per day                        42,164                     -

                              Genesis Energy, L.P.
                 Summary Consolidated Balance Sheets - Unaudited
                                 (in thousands)


                                        June 30, 2004       December 31, 2003
                                        -------------       -----------------

ASSETS
Cash                                    $       1,732         $       2,869
Accounts receivable                            77,227                66,732
Inventories                                     1,165                 1,546
Other current assets                            2,482                17,064(1)
                                        -------------         -------------
     Total Current Assets                      82,606                88,211
Net property                                   34,318                33,971
CO2 contracts                                  22,937                24,073
Other assets                                    1,516                   860
                                        -------------         -------------
     Total Assets                       $     141,377         $     147,115
                                        =============         =============


LIABILITIES AND PARTNERS' CAPITAL
Accounts payable                        $      77,046         $      67,175
Accrued liabilities                             8,717                20,069(1)
                                        -------------         -------------
     Total Current Liabilities                 85,763                87,244
Long-term debt                                  5,500                 7,000
Minority interest                                 517                   517
Partners' capital                              49,597                52,354
                                        -------------         -------------
   Total Liabilities and Partners'
       Capital                          $     141,377         $     147,115
                                        =============         =============

(1) Includes $12.8 million accrual for settlement of litigation and the related receivable for reimbursement from insurers.

                              Genesis Energy, L.P.
            Summary Consolidated Statements of Cash Flows - Unaudited
                                 (in thousands)


                                        Six Months Ended      Six Months Ended
                                          June 30, 2004         June 30, 2003
                                          -------------         -------------

Net income                                 $         94         $       2,769
Adjustments to reconcile net income to
 cash provided by operating activities:
   Depreciation and amortization                  3,174                 2,884
   Amortization/write-off of credit
      facility issuance costs                       194                   841
   Change in fair value of derivatives              (18)                   39
   Gains on asset disposals                         (75)                  (47)
   Other non-cash compensation plan charges         592                     -
   Changes to components of working capital       1,503                  (237)
                                           ------------        --------------
Net cash provided by operating activities         5,464                 6,249
                                           ------------        --------------

Additions to property and equipment
  and other assets                               (1,490)               (3,511)
Proceeds from sales of assets and other              79                    87
                                           ------------         -------------
Net cash used in investing activities            (1,411)               (3,424)
                                           ------------         -------------

Net (repayments) borrowings of debt              (1,500)                  500
Distributions to partners                        (2,851)                 (440)
Credit facility issuance fees                      (839)               (1,093)
                                           ------------         -------------
Net cash used in financing activities            (5,190)               (1,033)
                                           ------------         -------------

Net (decrease) increase in cash and
 cash equivalents                                (1,137)                1,792
Cash and cash equivalents at beginning
 of period                                        2,869                 1,071
                                           ------------         -------------
Cash and cash equivalents at end
 of period                                 $     1,732          $       2,863
                                           ===========          =============

                              Genesis Energy, L.P.
               GAAP to Non-GAAP Financial Measure Reconciliations


             SEGMENT MARGIN EXCLUDING DEPRECIATION AND AMORTIZATION
                   RECONCILIATION TO OPERATING (LOSS) INCOME

                                        Three Months Ended   Three Months Ended
                                          June 30, 2004        June 30, 2003
                                          -------------        -------------
                                                    (in thousands)
Segment margin excluding depreciation
 and amortization(non-GAAP measure)         $   5,062            $   4,261
General & administrative expenses               2,022                2,359
Depreciation and amortization expense           1,627                  998
Gains from disposals of surplus assets            (75)                  (3)
                                            ---------            ---------
    Operating income (GAAP measure)         $   1,488            $     907
                                            =========            =========

                                          Six Months Ended    Six Months Ended
                                            June 30, 2004      June 30, 2003
                                            -------------      -------------
                                                    (in thousands)
Segment margin excluding depreciation
 and amortization(non-GAAP measure)         $   9,161            $   8,562
General & administrative expenses               5,186                4,636
Depreciation and amortization expense           3,174                2,142
Gains from disposals of surplus assets            (75)                 (47)
                                            ---------            ---------
    Operating income (GAAP measure)         $     876            $   1,831
                                            =========            =========


                AVAILABLE CASH BEFORE RESERVES RECONCILIATION TO
                    NET CASH PROVIDED BY OPERATING ACTIVITIES

                                          Three Months Ended  Six Months Ended
                                            June 30, 2004      June 30, 2004
                                            -------------      -------------
                                                     (in thousands)

Net cash flow provided by operating
 activities (GAAP measure)                  $   9,067            $   5,464
Adjustments to reconcile net cash flow
 provided by operating activities to
 Available Cash before reserves:
    Maintenance capital expenditures             (255)                (410)
    Proceeds from asset sales                      79                   79
    Amortization of credit facility
     issuance costs                              (101)                (194)
    Net effect of changes in operating
     accounts not included in calculation
     of Available Cash before reserves         (6,845)              (1,503)
                                             --------             --------
Available Cash before reserves (non-GAAP
 measure)                                    $  1,945             $  3,436
                                             ========             ========

         Genesis believes that investors benefit from having access to the same financial measures being utilized by management.

         Segment margin forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP measure most directly comparable to total segment margin is operating income.

         We define segment margin as revenues less costs of sales and operating expenses, plus the adjustments for the effects of derivative instruments. This measure is exclusive of depreciation and amortization, general and administrative expenses, and any gains or losses on asset disposals. It also excludes the effects of minority interests and the cumulative effect of any accounting changes.

         Available Cash is a liquidity measure used by management to compare cash flows generated by the Partnership to the cash distribution paid to the limited partners and the general partner. This is an important financial measure to the public unitholders since it is an indicator of the Partnership's ability to provide a cash return on their investment. Specifically, this financial measure tells investors whether or not the Partnership is generating cash flows at a level that can support a quarterly cash distribution to the partners. Lastly, Available Cash (also referred to as distributable cash flow) is the quantitative standard used throughout the investment community with respect to publicly-traded partnerships.

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